Naked Announces Pricing of Underwritten Public Offering
for 1,875,000 Shares of Common Stock and NASDAQ Uplisting

New York, NY (December 18, 2015) – Naked Brand Group Inc. (NASDAQ:NAKD) (“Naked” or the “Company”), an innovative inner fashion and lifestyle brand, today announced that it has priced its underwritten public offering of 1,875,000 shares of common stock at an offering price per share to the public of $4.00, including up to 281,250 shares of Common Stock pursuant to the directed share program, which will result in aggregate gross proceeds of approximately $7.5 million. The net proceeds from the offering to the Company, after deducting underwriting discounts and commissions, is expected to be approximately $6.9 million. In connection with the pricing of the offering, the shares have begun trading on The NASDAQ Capital Market under the symbol “NAKD” as of December 18, 2015.

The Company has also granted the underwriters a 30-day option to purchase up to an additional 281,250 shares of common stock to cover over-allotments, if any. If the total over-allotment is exercised, Naked expects the gross proceeds from the offering to be approximately $8.625 million.

Subject to customary conditions, Naked expects the offering to close on or about December 23, 2015.

Noble Financial Capital Markets and Dawson James Securities, Inc. acted as the underwriters for the offering. Dawson James Securities, Inc. also acted as the “qualified independent underwriter” (as defined by applicable FINRA rules) for the offering.

The offering is being made pursuant to a prospectus filed as part of an effective registration statement that Naked filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov or from Noble Financial Capital Markets c/o the Prospectus Department, 951 Yamato Road, Suite 210, Boca Raton, Florida 33431, or by email at fpenafiel@noblefinancialgroup.com, or by telephone at (561) 994-1191 or Dawson James Securities, Inc. c/o, the Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or by email at mmaclaren@dawsonjames.com, or by telephone at (866) 928-0928.

ABOUT NAKED

Naked was founded on one basic desire, to create a new standard for how products worn close to the skin fit, feel and function. Naked's women's and men's collections are available at www.wearnaked.com and has a strong and growing retail footprint for its innovative and luxurious men’s innerwear products in some of the best online and department stores in North America including Nordstrom, Bloomingdale’s, Dillard’s, Hudson Bay, Holt Renfrew, Amazon.com, BareNecessities.com and many more. In 2014, renowned designer and sleepwear pioneer Carole Hochman joined Naked as Chief Executive Officer, Chief Creative Officer and Chairwoman with the goal of growing Naked into a global lifestyle brand. In June 2015, Naked announced a strategic partnership with NBA Miami HEAT star Dwyane Wade. The 3-time NBA Champion, 11-time All Star and Olympic Gold Medalist joined the Company’s Advisory Board and is the Creative Director for a signature collection of men’s innerwear launching 2016. Naked is now headquartered in New York City and plans to expand into other apparel and product categories that can exemplify the mission of the brand, such as activewear, swimwear, sportswear and more.
http://www.nakedbrands.com/

ABOUT NOBLE FINANCIAL CAPITAL MARKETS

Noble Financial Capital Markets established in 1984, is an equity-research driven, full-service, investment & merchant banking boutique. The company has offices in Boca Raton, New York, Boston and Los Angeles. In addition to the annual multi-sector NobleCon conference, each year Noble hosts numerous “non-deal” corporate road shows and sector-specific conferences.
Members: FINRA, SIPC, MSRB www.noblefcm.com

ABOUT DAWSON JAMES SECURITIES

Dawson James Securities specializes in capital raising for small and microcap public and private growth companies primarily in the Life Science/Health Care, Technology and Consumer sectors and is a full service investment banking firm with research, institutional and retail sales, and execution trading and corporate services. Headquartered in Boca Raton, FL, Dawson James is privately held with offices in New York, California, Maryland and New Jersey. www.dawsonjames.com

Forward Looking Statements

This news release contains forward-looking statements, which reflect the expectations of management of the Company with respect to potential future events. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding the closing of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in the Company’s key markets; the Company’s inability to effectively manage the growth and the increased complexity of its business; the Company’s highly competitive market and increasing competition in the market; the Company’s inability to deliver its products to the market and to meet customer expectations due to problems with its distribution system; the Company’s failure to maintain the value and reputation of its brand; the Company’s failure to raise the capital necessary to carry out its business plan and operations; and other risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission and available at www.sec.gov. These forward-looking statements are made as of the date of this news release, and the Company disclaims any intent or obligation to update the forward-looking statements, or to update the reasons why actual results, performance or developments could differ from those anticipated in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Company Contact:
NAKED BRAND GROUP, INC.
Joel Primus, Founder & President
Tel: 212.851.8050 | E: joel.primus@nakedbrandgroup.com

Investors:
Chuck Harbey, Managing Director, Corporate Advisory
PCG Advisory Group | Phone + 1 646 863 7997
Media:
Sean Leous, Managing Director, Public Relations
PCG Advisory Group | Phone + 1 646-863-8998